Exhibit 3

                           IRREVOCABLE GRANT OF POWER

     I, EVAN  HERRICK  ("Grantor"),  residing at  ______________________________
________________________________, hereby irrevocably grant and convey to Norton Herrick ("Grantee"), with an office at c/o The Herrick Company, 2295 Corporate Boulevard, N.W., Boca Raton, Florida 33431, power to vote and power of general disposition over (i) the option ("Option") granted to Grantor pursuant to the NonQualified Stock Option Agreement dated as of November 5, 1998 between Grantor and Audio Book Club, Inc., a Florida corporation, and (ii) the shares of the capital stock of Audio Book Club, Inc. issuable upon exercise of the Option including, any other securities of such corporation or any other entity issued at any time upon any conversion or exchange of any such shares of the capital stock of Audio Book Club, Inc. (collectively, "Property"), in the same manner and to the same extent as the Grantor could do if the Grantor were personally acting with respect to any dispositive transaction. The grant of power made hereunder shall survive the Grantor's death and disability and shall bind his heirs, executors, legal representatives and assigns. The general power of disposition granted herein shall, include, but not be limited, to:

     (a) the power to exercise the Option in whole or in part, and whether any such exercise shall be made on a "cash" or "cashless" basis; and/or



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     (b) the  power  to sell any or all of the  Property  at any time and to any person as Grantee deems appropriate, including, but not limited to, the power to make loans to Grantee or, upon his death, to his spouse, Elayne Herrick
("Elayne"), provided that such loans bear interest at the minimum rate as specified by the Internal Revenue Service for loans of similar tenor and are not greater than twenty (20) years in duration; and/or

     (c) the power to create a security interest in, and pledge, any or all of the Property as security for the repayment of any loan made by any person (a "Lender") to Grantee (or, upon his death, to Elayne) and/or to any entity in which Grantee (or, upon his death, Elayne) holds or may hereafter hold an equity interest as a shareholder, member or partner; and/or

     (d) the power to create a security interest in, and pledge, any or all of the Property to secure the obligations of Grantee to any Lender under Grantee's (or, upon his death, Elayne's) guarantee of a loan made by a Lender to any entity of which Grantee (or, upon his death, Elayne) holds or may hereafter hold an equity interest as shareholder, member or partner.

     Notwithstanding any contrary provision herein upon the death or adjudication of incompetence of Grantee, the general power of disposition granted hereby shall vest in Elayne and upon the death and/or adjudication of incompetence of both Grantee and Elayne, the general power of disposition granted herein shall terminate and revert to the Grantor.

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     It is intended  that Grantee (and,  upon his death,  Elayne) shall be fully vested with general power of disposition over the Property, while Grantor shall retain all other incidents of ownership of the Property, including, but not limited to, the right to receive and retain any proceeds from the disposition of the Property, other than the proceeds of any loan to Grantee (and, upon his death, Elayne) and/or any entity in which Grantee (or, upon his death, Elayne) may have an equity interest, which is directly or indirectly secured by any of the Property. Following the execution of this instrument, Grantor shall not take any action to sell, transfer or pledge or otherwise dispose of the Property or any interest therein, and shall not participate in any such transaction except at the direction of Grantee (or, upon his death, Elayne). In furtherance of the power of disposition granted to Grantee (and, upon his death, Elayne) hereunder, Grantor is concurrently delivering to Grantee a non-qualified stock option agreement representing the Options which are the current subject of this power, together with stock powers duly executed in blank by Grantor.

     This instrument is executed by Grantor in consideration for Grantee's undertaking to offer Grantor the opportunity from time to time to invest in various business ventures.

     To induce any third party to rely on this instrument, Grantor hereby declares that any third party receiving a duly executed copy or facsimile of this instrument may conclusively rely on this instrument without any further inquiry, and that any attempted rescission, revocation or termination of this

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instrument  by  Grantor  at any time  shall be  ineffective,  and null and void.
Grantor, for himself and his heirs, executors, legal representatives and assigns, hereby agrees to indemnify and hold harmless any such third party from and against any and all claims that may arise against such third party by reason of such third party having relied on the provisions of this instrument.

     This instrument shall be governed by and construed in accordance with the laws of the State of New Jersey (without giving effect to the choice of law rules thereof), especially the common law of such state relating to powers of appointment and other powers over property, other than powers of attorney.

     IN WITNESS WHEREOF, I have hereunto signed my name as of November 5, 1998.


                                                    ----------------------------
                                                    EVAN HERRICK

CONFIRMED AND APPROVED:

-------------------------
NORTON HERRICK

-------------------------
ELAYNE HERRICK

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STATE OF NEW JERSEY )
                    : ss.:
COUNTY OF MORRIS    )

     On the ____ day of _____________, 1999, before me personally came EVAN HERRICK, to me known and known to me to be the individual described in and who executed the foregoing instrument and acknowledged to me that he executed the same.


                                                    ----------------------------
                                                    Notary Publc

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